Exhibit 99.1

Execution Version

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”) dated as of June 16, 2016, by and among Revlon, Inc., a Delaware corporation (“Ultimate Parent”), Revlon Consumer Products Corporation, a Delaware corporation and wholly-owned subsidiary of Ultimate Parent (“Operating Parent” and, collectively with Ultimate Parent, “Parent”), and RR Transaction Corp., a Florida corporation and a wholly-owned direct subsidiary of Operating Parent (“Acquisition Sub”), on the one hand, and Nightingale Onshore Holdings L.P., a Delaware limited partnership, and Nightingale Offshore Holdings L.P., a Delaware limited partnership (collectively, the “Shareholders” and each a “Shareholder”), on the other hand.

WHEREAS, the Shareholders are shareholders of Elizabeth Arden, Inc., a Florida corporation (the “Company”);

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of (a) the shares of Common Stock of the Company set forth opposite such Shareholder’s name on Schedule A hereto under the column “Number of Shares of Common Stock Owned” (the “Common Shares”) and (b) the shares of Series A Serial Preferred Stock of the Company set forth opposite such Shareholder’s name on Schedule A hereto under the column “Number of Shares of Series A Serial Preferred Stock Owned” (the “Preferred Shares” and, together with the Common Shares, the “Original Shares”);

WHEREAS, the “Subject Shares” as used in this Agreement shall mean the Original Shares collectively with any additional shares of capital stock of the Company that become beneficially owned by such Shareholder after the date of this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Acquisition Sub and the Company have entered into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Acquisition Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent in such merger (the “Merger”);

WHEREAS, in order to induce Parent and Acquisition Sub to enter into the Merger Agreement, the Shareholders have each agreed to enter into this Agreement and abide by the covenants and obligations with respect to the Subject Shares set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Article I

AGREEMENT TO vote

Section 1.1        Voting of Subject Shares; Irrevocable Proxy.

(a)          Each Shareholder agrees to vote (or cause the holder of record of the Subject Shares on any applicable record date to vote), in person or by proxy, all Subject Shares in connection with any meeting of the shareholders of the Company (including any adjournment or postponement thereof) or any action by written consent in lieu of a meeting of shareholders of the Company (i) in favor of the approval of the Merger Agreement and the approval of any other matter that is required to be approved by the shareholders of the Company in order to effect the transactions contemplated by the Merger Agreement (including any proposal to adjourn or postpone a meeting of the shareholders of the Company to a later date if there are not sufficient votes to approve the Merger Agreement on the date on which the meeting is held); and (ii) against (A) any Competing Proposal or any agreement or arrangement constituting or related to an Competing Proposal, (B) any action that would result in a liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company; or (C) any action, proposal, transaction or agreement involving the Company or any of its subsidiaries that would reasonably be expected to prevent, interfere with or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement or that would otherwise be inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, and in connection therewith, such Shareholder agrees to execute any documents that are necessary or appropriate in order to effectuate the foregoing. Such Shareholder shall (or shall cause the holder of record of any Subject Shares on any applicable record date to) be present (in person or by proxy) at any meeting of shareholders of the Company (including any adjournment or postponement thereof) called to approve the Merger Agreement or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(b)          In furtherance of the foregoing, each Shareholder hereby irrevocably grants to, and appoints, until the termination of this Agreement in accordance with Section 2.1, Parent, each of Parent’s officers and any person or persons designated in writing by Parent, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Shareholder, to vote or grant a written consent in respect of all of such Shareholder’s Subject Shares, or execute and deliver a proxy to vote or grant a written consent in respect of such Subject Shares, on the matters and in the manner specified in Section 1.1(a), provided that each Shareholder’s grant of the proxy contemplated by this Section 1.1(b) shall be effective if, and only if, the Company has not received prior to the date of the meeting at which any of the matters described in Section 1.1(a) are to be considered, a duly executed irrevocable proxy card of such Shareholder directing that the Subject Shares of such Shareholder be voted in the manner required by Section 1.1(a). Each Shareholder hereby affirms that such irrevocable proxy is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent, Acquisition Sub and the Company, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that such proxy is irrevocable and is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked. Such proxy is executed and intended to be irrevocable in accordance with the provisions of Section 607.0722(5) of the FBCA until the termination of this Agreement in accordance with Section 2.1. Each Shareholder shall execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contemplated herein. Each Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Subject Shares. Parent may terminate this proxy with respect to any Shareholder at any time at its sole election by written notice provided to such Shareholder.

Section 1.2       No Transfers; No Inconsistent Arrangements. Except as provided hereunder, each Shareholder agrees not to, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to, agree to or permit any such transfer of, any or all of the Subject Shares or any interest therein (except for a transfer for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations where the transferee or third party agrees in writing to be bound by the terms hereof), or create or permit to exist any Liens, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a shareholder in respect of the Subject Shares (collectively, “Encumbrances”) that would prevent such Shareholder from voting the Subject Shares in accordance with this Agreement or from complying with its other obligations under this Agreement, other than any restrictions imposed by applicable law on any Subject Shares; (ii) enter into any contract, option or other agreement, arrangement or understanding inconsistent with the terms of this Agreement with respect to any transfer of Subject Shares or any interest therein; (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares relating to the subject matter hereof; (iv) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares; or (v) take or permit any other action that would reasonably be expected to in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby (any of the actions set forth in clauses (i) through (v) above, and any conversion, exchange or other disposition of the Subject Shares in a transaction related to an Competing Proposal being referred to in this Agreement as a “Transfer”). Any action taken in violation of the foregoing sentence shall be null and void ab initio. To the extent a Shareholder’s Subject Shares are represented by certificates, such Shareholder shall make available to the Company such certificates in order for the Company to mark such certificates with legends required by the FBCA regarding the foregoing Transfer restrictions. If any involuntary Transfer of any of the Subject Shares shall occur, the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

Section 1.3       Non-Solicitation. Without limitation to Section 6.5 of the Merger Agreement, each Shareholder agrees to, and to direct and cause its Representatives to, immediately cease any discussions or negotiations with any persons that may be ongoing with respect to a Competing Proposal and, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 2.1, not, directly or indirectly: (i) solicit, initiate, or knowingly facilitate or encourage any Competing Proposal; (ii) participate in any negotiations regarding, or furnish to any person any information with respect to, any Competing Proposal; or (iii) engage in discussions with any person with respect to any Competing Proposal.

Section 1.4       Capacity. Each Shareholder is signing this Agreement solely in its capacity as a shareholder of the Company, and nothing contained herein shall in any way limit or affect any of such Shareholder’s Representatives and Affiliates (or any future director or officer of the Company who may be affiliated or associated with any Shareholder or any of its Affiliates) from complying with his fiduciary duties in his capacity as a director or officer of the Company or from otherwise taking any action or inaction in his capacity as a director or officer of the Company, and no such action or inaction taken in compliance with such fiduciary duties in such capacity as a director shall be deemed to constitute a breach of this Agreement. Nothing in this Section 1.4 shall be construed to limit the obligations and agreements of the Company under the Merger Agreement.

Section 1.5        Documentation and Information. Each Shareholder (i) consents to and authorizes the publication and disclosure by Parent, Acquisition Sub or the Company of such Shareholder’s identity and holding of Subject Shares, and the nature of its commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees to give to Parent as promptly as practicable any information related to the foregoing that Parent may reasonably require for the preparation of any such disclosure documents. Each Shareholder agrees to notify Parent as promptly as practicable of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent such Shareholder becomes aware that any such information shall have become false or misleading in any material respect.

Section 1.6        Changes to Subject Shares. Each Shareholder agrees that all shares of the Common Stock, Series A Serial Preferred Stock or other capital stock of the Company entitled to vote on the Merger Agreement and Merger, that such Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement, including shares issued upon the exercise of the Restricted Share Units or Company Options, shall be subject to the terms of this Agreement and shall constitute “Subject Shares” for all purposes of this Agreement. In the event of any share dividend or distribution, or any change to the Subject Shares by reason of any share dividend or distribution, split-up, recapitalization, combination, exchange of shares or any other similar transaction, the term “Subject Shares” as used in this Agreement shall be deemed to refer to and include the Subject Shares and all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in the relevant transaction. Each Shareholder hereby agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any additional Subject Shares of which such Shareholder acquires beneficial ownership or ownership of record.

Section 1.7       Shareholder Representations and Warranties. Each Shareholder represents and warrants to Parent and Acquisition Sub, severally but not jointly, as follows:

(a)          Such Shareholder (i) is the sole owner of, and has, and at the time of the Shareholder Meeting will have, good title to, such Shareholder’s Subject Shares, free and clear of any and all Encumbrances except for Encumbrances arising (A) hereunder or (B) from any restrictions on transfer imposed by applicable federal or state securities laws; (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Subject Shares and shares underlying the Restricted Share Units or the Company Options or Warrants; and (iii) has the sole right to vote and dispose of, and holds sole power to issue instructions with respect to, the matters set forth in this Agreement with no material limitations, qualifications or other restrictions on such rights, subject to applicable federal or state securities laws and the terms of this Agreement. As of the date hereof, such Shareholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto, and does not own any other shares of capital stock of the Company.

(b)          This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and Acquisition Sub, constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(c)          The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which such Shareholder is a party or by which the Subject Shares are bound; or (ii) violate, or require any consent, approval, or notice under any provision of any judgment, order or decree or other Legal Requirement applicable to such Shareholder or any of the Subject Shares.

(d)          The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any reports (or amendments thereto) with the SEC.

(e)          Such Shareholder understands and acknowledges that each of the parties to the Merger Agreement are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the representations, warranties and covenants of such Shareholder contained herein. Such Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

Section 1.8       Parent Representations and Warranties. Parent represents and warrants to the Shareholders, severally but not jointly, that this Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the Shareholders, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

Section 1.9      Non-Survival of Representations and Warranties. The representations and warranties of the Shareholders contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

Section 1.10     Proportional Vote. In the event that this Agreement is terminated in accordance with clause (iii) of Section 2.1, then, notwithstanding such termination, each Shareholder agrees, until the earliest to occur of the events described in clauses (i), (ii) and (iv) of Section 2.1, (x) to vote (or cause the holder of record of the Preferred Shares on any applicable record date to vote), in person or by proxy, all Preferred Shares in connection with any meeting of the shareholders of the Company at which the holders of the Preferred Shares are entitled to vote in a separate class from holders of Common Stock (including any adjournment or postponement thereof or any action by written consent in lieu of a meeting of the shareholders or otherwise requiring approval of the shareholders of the Company) in the same proportion as all Total Votes are actually voted on any matter to which the first sentence of Section 1.1(a) applies, (y) that Section 1.1(b) shall survive, but with references therein to Section 1.1(a) deemed to be references to this Section 1.10, and (z) Section 1.2 and Section 1.6 of this Agreement shall survive solely with respect to the Subject Shares that are Preferred Shares.

Article II

MISCELLANEOUS

Section 2.1       Termination. Subject to Section 1.10, this Agreement shall terminate in its entirety upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) the date on which the Company Board effects a Change of Recommendation; and (iv) the date of the entry, without the prior written consent of the Shareholders, into any amendment or modification of the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, which results in a decrease in, or a change in the form of, the Merger Consideration. The provisions of this Article II (Miscellaneous) shall survive any termination of this Agreement. In the event of termination of this Agreement, this Agreement shall, subject to the immediately preceding sentence and Section 1.10, become void and of no effect with no liability on the part of any party hereto; provided, however, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement occurring prior to such termination.

Section 2.2       Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile or e-mail transmission, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)          if to any Shareholder, to the address set forth opposite such Shareholder’s name on Schedule A hereto;

and

(ii)         if to Parent and Acquisition Sub, in accordance with Section 9.2 of the Merger Agreement, or to such other persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the person entitled to receive such communication as provided above.

Section 2.3        Amendments; Waivers; Extensions.

(a)          This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)          At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed by a duly authorized officer on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

Section 2.4       Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

Section 2.5       Binding Effect; Benefit; Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of a Legal Requirement or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by Parent or Acquisition Sub to an Affiliate of such party; provided that the party making such assignment shall not be released from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 2.6       Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction); provided, however, that the laws of the State of Florida shall govern any matters pertaining to the internal corporate governance of the Company.

Section 2.7       Counterparts. This Agreement may be executed in counterparts (including by electronic means), each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each party shall be delivered to the other party, it being understood that both parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

Section 2.8        Venue; Waiver of Jury Trial.

(a)          Each party hereby submits to the nonexclusive jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.

(b)          Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 2.8 shall affect the right of any party to serve legal process in any other manner permitted by law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each party hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 2.8.

Section 2.9       Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to, and does not, confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

Section 2.10     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 2.11      Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breach party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of themselves and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach. No party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 2.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 2.12     Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 2.13     Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of, or an Annex or Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or any agreement or instrument that is referred to herein means such statute, agreement or instrument as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

Revlon, Inc.

By:	/s/ Fabian T. Garcia
	Name:	Fabian T. Garcia
	Title:	President and Chief Executive Officer

Revlon Consumer Products Corporation

By:	/s/ Fabian T. Garcia
	Name:	Fabian T. Garcia
	Title:	President and Chief Executive Officer

RR Transaction Corp.

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Vice President and Secretary

[Support Agreement (nightingale)]

NIGHTINGALE ONSHORE HOLDINGS L.P.

By:	/s/ Franz-Ferdinand Buerstedde
	Name:	Franz-Ferdinand Buerstedde
	Title:	Authorized Signatory

NIGHTINGALE OFFSHORE HOLDINGS L.P.

By:	/s/ Franz-Ferdinand Buerstedde
	Name:	Franz-Ferdinand Buerstedde
	Title:	Authorized Signatory

[Support Agreement (nightingale)]

schedule a

Name of Shareholder	Address	Number of Shares of Common Stock Owned	Number of Shares of Series A Serial Preferred Stock Owned
Nightingale Onshore Holdings L.P.	630 Fifth Avenue, Suite 2710 New York, NY 10111	4,064,897*	21,996

Nightingale Offshore Holdings L.P.	630 Fifth Avenue, Suite 2710 New York, NY 10111	4,064,897*	28,004

* Both Nightingale Onshore Holdings L.P. Nightingale Offshore Holdings L.P. may be deemed the beneficial owner of these securities. For the avoidance of doubt, the number of Shares of Common Stock owned by both Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P., taken together, is 4,064,897.